As filed with the Securities and Exchange Commission on May 28, 2004

Registration No. 333-_______

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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NETWORK ENGINES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	04-3064173 (I.R.S. Employer Identification Number)
25 Dan Road, Canton, Massachusetts (Address of Principal Executive Offices)	02021-2817 (Zip Code)

1999 Stock Incentive Plan, as amended

2000 Employee Stock Purchase Plan, as amended

2000 Director Stock Option Plan, as amended

 (Full Title of the Plans)

John H. Curtis

Network Engines, Inc.

25 Dan Road

Canton, Massachusetts 02021-2817

(Name and Address of Agent for Service)

(781) 332-1000

(Telephone Number, Including Area Code, of Agent for Service)

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock $.01 par value	4,123,442(3)	$3.22	$13,277,483	$1,683

(1)

Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2)

Computed in accordance with Rule 457 (c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Common Stock on the Nasdaq National Market on May 25, 2004.

(3)

Consists of (i) 500,000 shares issuable under the 2000 Employee Stock Purchase Plan, as amended, (ii) 325,000 shares issuable under the 2000 Director Stock Option Plan, as amended and (iii) 3,298,442 shares issuable under the 1999 Stock Incentive Plan, as amended.

EXPLANATORY NOTE

Included in this Registration Statement on Form S-8 is an additional 3,298,442 shares of Common Stock of Network Engines, Inc. (the "Company") authorized for issuance under the Company’s 1999 Stock Incentive Plan, as amended (the "1999 Plan"), which was previously approved by the Company’s stockholders. These additional shares have become authorized for issuance as a result of the operation of the "evergreen" provision contained in the 1999 Plan. This provision provides for annual increases in the shares authorized for issuance under the 1999 Plan pursuant to a specified formula. Of the 3,298,442 shares of Common Stock included in this Registration Statement on Form S-8, 1,759,405 shares of Common Stock were approved by the Company’s board of directors as of October 1, 2001 and 1,539,037 were approved by the Company’s board of directors as of October 1, 2002. The Company’s board of directors elected not to authorize an additional increase in the shares available for issuance under the 1999 Plan as of October 1, 2003.

The additional shares included in this Registration Statement on Form S-8 related to the Company’s 2000 Employee Stock Purchase Plan and the Company’s 2000 Director Stock Option Plan were approved by the Company’s stockholders in the Company’s 2004 Annual Meeting of Stockholders on March 16, 2004.

STATEMENT OF INCORPORATION BY REFERENCE

This registration statement incorporates by reference the Registration Statement on Form S-8, File No. 333-41374, filed by the Registrant on July 13, 2000, relating to the Registrant’s 1999 Plan, 2000 Employee Stock Purchase Plan and 2000 Director Stock Option Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Canton, Massachusetts on May 28, 2004.

NETWORK ENGINES, INC.

By:     /s/ John H. Curtis

John H. Curtis

President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Network Engines, Inc., hereby severally constitute and appoint John H. Curtis, Douglas G. Bryant and Philip P. Rossetti and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Network Engines, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John H. Curtis
John H. Curtis	President and Chief Executive Officer (Principal Executive Officer)	May 28, 2004
/s/ Douglas G. Bryant
Douglas G. Bryant	Vice President of Finance and Administration, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	May 28, 2004
/s/ Lawrence A. Genovesi
Lawrence A. Genovesi	Director	May 28, 2004
/s/ John A. Blaeser
John A. Blaeser	Director	May 28, 2004
/s/ Gary E. Haroian
Gary E. Haroian	Director	May 28, 2004
/s/ Dennis A. Kirshy
Dennis A. Kirshy	Director	May 28, 2004
/s/ Frank M. Polestra
Frank M. Polestra	Director	May 28, 2004
/s/ Fontaine K. Richardson
Fontaine K. Richardson	Director	May 28, 2004
/s/ Robert M. Wadsworth
Robert M. Wadsworth	Director	May 28, 2004

EXHIBIT INDEX

 Exhibit

 Number

Description

    5

Opinion of Hale and Dorr LLP

  23.1

Consent of Hale and Dorr LLP (included in Exhibit 5)

  23.2

Consent of PricewaterhouseCoopers LLP

   24

Power of Attorney (included in the signature pages of this Registration Statement)